Press Release

June 30, 2022	FOR IMMEDIATE RELEASE

CTS Completes Ferroperm Piezoceramics Acquisition

Lisle, Ill. – Today CTS Corporation (NYSE: CTS) completed the previously announced acquisition of Ferroperm Piezoceramics from Meggitt PLC (LSE: MGGT) for 525 million Danish Krone in cash, subject to usual net debt and working capital adjustments and other terms and conditions of the Definitive Share Purchase Agreement.

Founded in 1952, Ferroperm specializes in the design and manufacture of high performance piezoceramic components for use in complex and demanding medical, industrial, and aerospace applications. The company is recognized for its high quality and innovative piezoceramic technology.  Based in Kvistgaard, Denmark, Ferroperm has established a strong customer base across Europe and North America.

“We are pleased to welcome the Ferroperm team to CTS,” said Kieran O’Sullivan, CEO of CTS Corporation. “The completion of this acquisition represents another step forward in our diversification strategy.  Ferroperm’s presence in Europe and experience in medical therapeutic markets complement our capabilities.  We look forward to leveraging the technical expertise of both teams to enhance our product offering and accelerate growth. We expect the acquisition to be accretive in 2023.”

CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, and transportation markets.

For more information on CTS Corporation, please visit www.ctscorp.com.

Investor Relations Contact

Ashish Agrawal

Chief Financial Officer

CTS Corporation

4925 Indiana Avenue

Lisle, IL  60532

E-mail: MediaRelations@ctscorp.com

Tel.:  +1 (630) 577-8814

www.ctscorp.com